                                                                    Exhibit 4.36

                              INDEMNITY AGREEMENT

                                    BETWEEN

                        PT TELEKOMUNIKASI INDONESIA TBK.

                                      AND

                      KAP HANS TUANAKOTTA MUSTOFA & HALIM


                             DATED FEBRUARY 9, 2004

                             [LETTERHEAD OF TELKOM]

                                                                February 9, 2004

KAP Hans Tuanakotta Mustofa & Halim
Registered Public Accountants
Wisma Antara 12th Floor
Jl. Medan Merdeka Selatan No.17
Jakarta 10110
Indonesia

Confidential

                      RE: 2000 AND 2001 AUDIT REPORTS FOR
                   PT TELEKOMUNIKASI INDONESIA TBK. ("TELKOM")

Dear Sirs:

         Reference is made to your request for a limited indemnity in accordance with the terms of the SEC No Action Letter (Price Waterhouse LLP, October 3,
1995).

         In consideration of your consenting to the inclusion in TELKOM's Annual Report on Form 20-F for 2002 ("2002 Form 20-F") of your audit reports on TELKOM's consolidated financial statements as of and the for the years ended December 31, 2000 and 2001 (the "Audit Reports") and executing formal consents for filing with the United States Securities and Exchange Commission for such purpose, TELKOM agrees to indemnify KAP Hans Tuanakotta Mustofa & Halim ("HTM+H") for the payment of any and all legal costs and expenses reasonably incurred by HTM+H in its successful defense of any legal action or proceeding that arises as a result of the consent of HTM+H to the inclusion of the Audit Reports in the 2002 Form 20-F, provided however that the foregoing indemnity shall be void and inoperative, and HTM+H agrees to immediately reimburse TELKOM for all amounts paid by TELKOM under this indemnity, if a court, after adjudication, determines that HTM+H is liable for professional malpractice.

         For the purpose of this letter agreement, a "successful defense" means a defense in which the defendant is neither decreed to have been culpable nor pays any part of the plaintiff's damages as a result of judgment or settlement.

         This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

         If this letter agreement is satisfactory, please sign a copy and return it to us.

Yours faithfully,

/s/ KRISTIONO
--------------
Name: Kristiono
Title: President Director
for and on behalf of PT Telekomunikasi Indonesia Tbk.



Agreed to and acknowledged by:
/s/ Paul Capelle
----------------
Name: Paul Capelle
Title: Senior Partner
for and on behalf of KAP Hans Tuanakotta Mustofa & Halim,
a member firm of Deloitte Touche Tohmatsu